Exhibit 99.1

Timber Pharmaceuticals Provides Business Update and Announces Year End 2020 Financial Results

50% of patients in the Phase 2b CONTROL study have now been randomized despite COVID-19 disruptions in the trial marketplace

Cash Position of $10.4 Million at December 31, 2020

BASKING RIDGE, NJ, March 23, 2021 -- Timber Pharmaceuticals, Inc. ("Timber" or the “Company”) (NYSE American: TMBR), a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today provided a business update and announced financial results for the fiscal year ended December 31, 2020.

John Koconis, Chief Executive Officer of Timber, commented, “Timber continued to make progress on all fronts in the fourth quarter, reflecting the Company’s lean operating structure and focus on cost containment. As a result of the waiver agreement and warrant exercise activity in the fourth quarter, we believe we are on firmer financial ground to achieve our strategic goals, and we expect that we have sufficient capital to reach top line data readouts for our two ongoing Phase 2b trials.”

Alan Mendelsohn, M.D., Chief Medical Officer of Timber, added, “Earlier this month we announced that 50% of patients in the Phase 2b CONTROL study have now been randomized, a significant achievement against the backdrop of the global pandemic. Looking ahead, we expect to reach significant milestones in 2021 including completion of enrollment for the Phase 2b clinical studies for both TMB-001 and TMB-002, topline data readout in the third quarter and an End-of-Phase 2 meeting with the FDA in the fourth quarter.”

Fourth Quarter and Recent Business Highlights:

Pipeline Developments

•	Milestones for TMB-001 include the granting of a patent covering TMB-001’s pharmaceutical isotretinoin composition.
•	On January 21, 2021 Timber announced that the U.S. Food and Drug Administration (“FDA”) has granted orphan drug designation for TMB-003, the Company’s locally delivered formulation of sitaxsentan, for the treatment of systemic sclerosis.

Corporate

•	Last week Timber announced that its development partner, AFT Pharmaceuticals Limited, had signed an exclusive license and supply agreement with a third party for Pascomer® (TMB-002 topical rapamycin) for the treatment of facial angiofibromas (FA) associated with tuberous sclerosis complex (TSC) in Europe. This transaction validates Timber’s program and Timber will receive a significant percentage of the economics (royalties and milestones) of this transaction.
•	Dr. Mendelsohn was appointed Chief Medical Officer in January.

Full Year 2020 Financial Results:

•	In November 2020, Timber announced the signing of waiver agreements with certain institutional investors that resolved the open-ended warrant structure of the equity financing completed in May 2020.
•	As a result of the waiver agreement and warrant exercise activity in the fourth quarter, the Company ended the year with 27.1 million shares outstanding.
•	Timber ended the year with $10.4 million in cash, representing another quarter of low cash burn and reflecting the Company’s lean operating structure and focus on cost containment.
•	Timber’s revenue for the year was comprised of approximately $0.5 million of grant revenue which represented the second tranche of the $1.5 million grant awarded by the UFDA for the development of lead asset TMB-001. The company was granted the final $0.5 million installment of this award in March 2021.
•	During the first quarter of 2021, a combination of Series A and Series B Warrants were exercised totaling 10,950,423, reducing the remaining unexercised warrant balance to 17,335,503 with a weighted average exercise price of $2.37 per share.

Timber’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: https://www.timberpharma.com/sec-filings.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company advances innovative clinical research in areas of high unmet need, by leveraging investigational therapies with proven mechanisms-of-action, well-established CMC (chemistry, manufacturing and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI), FAs in, and scleroderma. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's product development, clinical and regulatory timelines, market opportunity, competitive position, intellectual property rights, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential, "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, contact:

Timber Pharmaceuticals, Inc.
John Koconis
Chief Executive Officer

jkoconis@timberpharma.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341

sprince@pcgadvisory.com

Media Relations:
Adam Daley
Berry & Company Public Relations
(212) 253-8881

adaley@berrypr.com